Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-1 of our reports dated March 14, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Viveve Medical, Inc., which appear in the Annual Report on Form 10-K of Viveve Medical, Inc. for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

November 12, 2019